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In connection with the previously announced business combination between Opportunity Financial, LLC (“OppFi”) and FG New America Acquisition Corp. (“FGNA”), Jared Kaplan, the Chief Executive Officer of OppFi, appeared on Bloomberg QuickTake on March 12, 2021. Below is a transcript of the segment of the show on which Mr. Kaplan appeared, which is being filed herewith as soliciting material.

https://www.youtube.com/watch?app=desktop&v=Jv8Op_klPAY&feature=youtu.be

Tim Stenovec (Bloomberg): Good afternoon everyone. We start off the show with a look at the stimulus that President Biden signed the $1.9 trillion COVID relief bill yesterday, of course stimulus checks though could also start coming in for those eligible, in a just a few days. So, how is this going to affect consumer spending? Here discuss is CEO of Opportunity Financial, it's a FinTech company that focuses on middle income and credit challenged consumers, it's Jared Kaplan. Also, Bloomberg’s Wall Street reporter Sonali Basak, they thank you to both of you for being here. Hey Jared, unemployment rising last year as the pandemic forced people indoors, how did this affect peoples’ abilities to keep up with bills, how to credit scores change?

Jared Kaplan (OppFi): Yeah, when the pandemic hit, from our customer base, we saw when that stimulus check hit the bank account, they had a lot more money than they typically would. We’re serving the 60 million that are locked out of traditional credit and on a good day it's $300 in the bank account. When the stimulus check hit, we saw that rise, you know, three-fourfold, but very quickly it came down and it only took about eight weeks for that stimulus to burn off and go back to $300 in a time when everyone was quarantined and not spending money, so that that repayment of debt, which some of that funds were sent to actually increased credit scores over the time period. Unfortunately, credit access did not improve

Stenovec What were people paying, what were people paying off? Do you know?

Kaplan: Yeah, no, absolutely. When you’re flush with more cash than you had and you're not going on vacation, going to the restaurant, you're not driving your car so you can't break it, you're not going to the doctor unless you think you have COVID, you’re prudent with it, you pay down debt, you paid on high-cost debt. So, we definitely saw consumers pay down debt and increased rates that you would expect, and the subsequent impact of that is credit scores go up.

Sonali Basak (Bloomberg): Well, there's such a big fear across Wall Street right now that the stimulus might be too big, that people will get too much money and spend too much in the economy even with all the pain that we're seeing now, what do you say to people who believe that?

Kaplan: Yeah, so we saw that first stimulus check burn off, right, and at the end of the year customers actually had less money in their bank accounts than they did in 2019 and in 2018. Then, you had the $600 check hit, end of the year, early January, we saw a little, a little pop, but that took less than two weeks to go back to where we are today, which is at this moment today for our applicants we're seeing less money in the bank account than they did the prior three years, so there's no question, there's no question that they need the money. The real question is when it hits, right, it's a bigger check, a little bit more generous to dependents. Now with the economy reopening, with people driving their car again, going to the doctor, all this pent-up spend, the thought is it will evaporate. Probably more quickly than it did last year, and the issue will still remain. How are they going to get credit access?

Basak: You mentioned tougher access to credit. Last year when you talk to the banks, they were trying to be kind to their consumers, make it easy for anybody that needed money, small businesses consumers. I'm worried that maybe the honeymoon is over. I'm worried if when you look around it's even harder for consumers today than it was even a year ago, because there was so many credit needs for the last 12 months.

Kaplan: I think the traditional banks just don't trust the credit score, the traditional credit score, like they used to. And therefore, they had tightened during this entire period. We haven't seen that loosen at all. And even though credit scores as a whole are higher, we don't think that credit access is going to be greater, in fact we think it will be less.

Stenovec: This bill that we that the President signed yesterday, that he talked about last night in his address to the American people at eight o'clock, it has so much more Jared in it, than those stimulus checks. I'm wondering what you think of the other elements of the bill and how they are going to help address inequality in this country, I mean we're talking child tax credit here, expansion. $360 billion to state and local governments, $300 per week for unemployment extended all the way until September 6th, more money for schools. What do you make of it?

Kaplan: You know, there's a dearth of savings in the country. Some stats are saying 80% of folks are living paycheck to paycheck. And unless those staples change, unless the income goes up, and the cost of living, education, healthcare, childcare, housing, those go down, it's going to be tough for people to save money, I think people don't understand the median U.S. customer is really struggling, and if you have less than a 620 FICO score you're typically locked out, so some of those factors that you talked about I think will help. I think it will provide some cushion, but we're talking about a couple hundred dollars in the bank account, so that’s still not much. And, you know, that's why access to credit is important, even if some of these aspects of the bill helps the cushion. Especially that childcare, the payments for child care over a period of time which has sunsetting provision, but there is talk that that will be permanent over time. These are great things for the folks, but there's still a long way to go to get people what would be considered healthy.

Basak: So, you mentioned credit scores earlier. There's a lot of talk among the banks about how an over-reliance on a credit score really can exacerbate inequality in a lot of ways, and also now in this new era as we come out of the pandemic, you see it in the numbers, right, that black small business owners have had a hard time getting access to credit. Black unemployment rate is even higher than the white employment rate. So, you know, what are you seeing in terms of inequality here as we start to recover and access to money changes?

Kaplan: Yeah, what we know is, and that's 60 million that’s locked out, that's not my number right, that's the New York Fed’s number, they did a great study in September of 2019. But, that traditional credit score, just, it doesn't really tell you two things that are important. Someone's ability to repay and someone's willingness to repay. And, if you're able to understand those two elements, you actually can provide credit to people that don't look necessarily creditworthy from a traditional credit score perspective, but they will pay it back and that's where it’s got to change. And that goes across all races, ethnicities, there's certainly an inequality problem, we have to change that and it starts with figuring out creditworthiness from another metric besides just a traditional credit score.

###

The following communication was shared by Jared Kaplan, CEO of OppFi, through his LinkedIn page on March 12, 2021:

LinkedIn: Great conversation today with @ Sonali Basak and @ Tim Stenovec on @ Bloomberg Quicktake discussing the impact of the latest stimulus on consumers’ financial health, its implications as a short term fix, and where it falls short when addressing the larger issue of #Credit Access for 60 million consumers who are locked out of mainstream options. #FinancialInclusion

https://t.co/fWv6gtVrwL?amp=1

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: https://www.sec.gov/Archives/edgar/data/1818502/000110465921017063/tm216066d1_ex99-1.htm

The following communication will be shared Jared Kaplan, CEO of OppFi, through his Twitter account on March 12, 2021:

Twitter: Great conversation w/ @sonalibasak @timsteno on Bloomberg @Quicktake re: stimulus & people's financial health.

https://t.co/fWv6gtVrwL?amp=1

Important Information regarding OppFi/FG New America transaction, participants in the solicitation & non-solicitation: https://oppl.co/3vcabFp

The following communication was shared by OppLoans on its LinkedIn page on March 12, 2021:

LinkedIn: Our CEO @ Jared Kaplan spoke with @ Bloomberg Quicktake discussing the impact of the latest stimulus on consumers financial health, its implications as a short term fix, and where it falls short addressing the larger issue of #CreditAccess for 60 million consumers who are locked out of mainstream options. #FinancialInclusion

https://t.co/fWv6gtVrwL?amp=1

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: https://www.sec.gov/Archives/edgar/data/1818502/000110465921017063/tm216066d1_ex99-1.htm

The following communication was shared by OppFi on its LinkedIn page on March 12, 2021:

LinkedIn: Our CEO [@ Jared Kaplan] spoke with [@ Bloomberg Quicktake] discussing the impact of the latest stimulus on consumers financial health, its implications as a short term fix and where it falls short addressing the larger issue of #CreditAccess for 60 million consumers who are locked out of mainstream options. #FinancialInclusion

https://t.co/fWv6gtVrwL?amp=1

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: https://www.sec.gov/Archives/edgar/data/1818502/000110465921017063/tm216066d1_ex99-1.htm

The text of the transcript of the segment of the show on which Mr. Kaplan appeared linked in the posts is follows:

Tim Stenovec (Bloomberg): Good afternoon everyone. We start off the show with a look at the stimulus that President Biden signed the $1.9 trillion COVID relief bill yesterday, of course stimulus checks though could also start coming in for those eligible, in a just a few days. So, how is this going to affect consumer spending? Here discuss is CEO of Opportunity Financial, it's a FinTech company that focuses on middle income and credit challenged consumers, it's Jared Kaplan. Also, Bloomberg’s Wall Street reporter Sonali Basak, they thank you to both of you for being here. Hey Jared, unemployment rising last year as the pandemic forced people indoors, how did this affect peoples’ abilities to keep up with bills, how to credit scores change?

Jared Kaplan (OppFi): Yeah, when the pandemic hit, from our customer base, we saw when that stimulus check hit the bank account, they had a lot more money than they typically would. We’re serving the 60 million that are locked out of traditional credit and on a good day it's $300 in the bank account. When the stimulus check hit, we saw that rise, you know, three-fourfold, but very quickly it came down and it only took about eight weeks for that stimulus to burn off and go back to $300 in a time when everyone was quarantined and not spending money, so that that repayment of debt, which some of that funds were sent to actually increased credit scores over the time period. Unfortunately, credit access did not improve

Stenovec What were people paying, what were people paying off? Do you know?

Kaplan: Yeah, no, absolutely. When you’re flush with more cash than you had and you're not going on vacation, going to the restaurant, you're not driving your car so you can't break it, you're not going to the doctor unless you think you have COVID, you’re prudent with it, you pay down debt, you paid on high-cost debt. So, we definitely saw consumers pay down debt and increased rates that you would expect, and the subsequent impact of that is credit scores go up.

Sonali Basak (Bloomberg): Well, there's such a big fear across Wall Street right now that the stimulus might be too big, that people will get too much money and spend too much in the economy even with all the pain that we're seeing now, what do you say to people who believe that?

Kaplan: Yeah, so we saw that first stimulus check burn off, right, and at the end of the year customers actually had less money in their bank accounts than they did in 2019 and in 2018. Then, you had the $600 check hit, end of the year, early January, we saw a little, a little pop, but that took less than two weeks to go back to where we are today, which is at this moment today for our applicants we're seeing less money in the bank account than they did the prior three years, so there's no question, there's no question that they need the money. The real question is when it hits, right, it's a bigger check, a little bit more generous to dependents. Now with the economy reopening, with people driving their car again, going to the doctor, all this pent-up spend, the thought is it will evaporate. Probably more quickly than it did last year, and the issue will still remain. How are they going to get credit access?

Basak: You mentioned tougher access to credit. Last year when you talk to the banks, they were trying to be kind to their consumers, make it easy for anybody that needed money, small businesses consumers. I'm worried that maybe the honeymoon is over. I'm worried if when you look around it's even harder for consumers today than it was even a year ago, because there was so many credit needs for the last 12 months.

Kaplan: I think the traditional banks just don't trust the credit score, the traditional credit score, like they used to. And therefore, they had tightened during this entire period. We haven't seen that loosen at all. And even though credit scores as a whole are higher, we don't think that credit access is going to be greater, in fact we think it will be less.

Stenovec: This bill that we that the President signed yesterday, that he talked about last night in his address to the American people at eight o'clock, it has so much more Jared in it, than those stimulus checks. I'm wondering what you think of the other elements of the bill and how they are going to help address inequality in this country, I mean we're talking child tax credit here, expansion. $360 billion to state and local governments, $300 per week for unemployment extended all the way until September 6th, more money for schools. What do you make of it?

Kaplan: You know, there's a dearth of savings in the country. Some stats are saying 80% of folks are living paycheck to paycheck. And unless those staples change, unless the income goes up, and the cost of living, education, healthcare, childcare, housing, those go down, it's going to be tough for people to save money, I think people don't understand the median U.S. customer is really struggling, and if you have less than a 620 FICO score you're typically locked out, so some of those factors that you talked about I think will help. I think it will provide some cushion, but we're talking about a couple hundred dollars in the bank account, so that’s still not much. And, you know, that's why access to credit is important, even if some of these aspects of the bill helps the cushion. Especially that childcare, the payments for child care over a period of time which has sunsetting provision, but there is talk that that will be permanent over time. These are great things for the folks, but there's still a long way to go to get people what would be considered healthy.

Basak: So, you mentioned credit scores earlier. There's a lot of talk among the banks about how an over-reliance on a credit score really can exacerbate inequality in a lot of ways, and also now in this new era as we come out of the pandemic, you see it in the numbers, right, that black small business owners have had a hard time getting access to credit. Black unemployment rate is even higher than the white employment rate. So, you know, what are you seeing in terms of inequality here as we start to recover and access to money changes?

Kaplan: Yeah, what we know is, and that's 60 million that’s locked out, that's not my number right, that's the New York Fed’s number, they did a great study in September of 2019. But, that traditional credit score, just, it doesn't really tell you two things that are important. Someone's ability to repay and someone's willingness to repay. And, if you're able to understand those two elements, you actually can provide credit to people that don't look necessarily creditworthy from a traditional credit score perspective, but they will pay it back and that's where it’s got to change. And that goes across all races, ethnicities, there's certainly an inequality problem, we have to change that and it starts with figuring out creditworthiness from another metric besides just a traditional credit score.

###

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the business combination, as these materials will contain important information about OppFi, the Company and the business combination. When available, the definitive proxy statement and other relevant materials for the business combination will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Registration Statement on Form S-1, which was filed by the Company with the SEC on August 26, 2020 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar. Additional information regarding the interests of such participants will be contained in the proxy statement for the business combination when available.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be included in the proxy statement for the proposed business combination when available.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and OppFi’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and OppFi’s expectations with respect to future performance, performance, growth, and OppFi’s market, OppFi’s new products and their performance, the anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination and the timing of the completion of the proposed business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement that the Company entered into with OppFi, OppFi Shares, LLC, a Delaware limited liability company, and Todd Schwartz, in his capacity as the Members’ Representative (the “Business Combination Agreement”); (2) the outcome of any legal proceedings that may be instituted against the Company and OppFi following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement, including with respect to the levels of the Company stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company’s shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or the Company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company and OppFi caution that the foregoing list of factors is not exclusive. The Company and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.